Exhibit 10.12

Execution Version

August 18, 2010

CONFIDENTIAL TREATMENT

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such Portions are marked “[*]” in this document; they have been filed separately with the Commission.

Employment Contract

between

Chiquita Brands International Sàrl, Route de l’Etraz, La Pièce, A-One business Centre - B4, 1180 Rolle

(the Company)

and

Brian W. Kocher, 32 Edwards Court, Ft. Thomas, KY 41075 USA

(the Employee)

1.	Function

The Company hereby employs and appoints the Employee as President Europe & Middle East (President).

The Employee’s responsibilities, duties and authority are according to the job description (Appendix 1), the organizational handbook and the directives issued by the board of the Company and|or by the board and|or by the Chief Executive Officer (CEO) of Chiquita Brands International, Inc, 250 East Fifth Street, Cincinnati, Ohio 45202, (CBI) (the Company and CBI together the Group). The Employee’s responsibilities shall further be those commonly associated with his position and the Employee shall perform such duties and services as shall from time to time be determined by the board of the Company and|or by the board and|or by the CEO of CBI.

The Employee reports to the board of the Company, to the board of CBI and to the CEO of CBI.

Employment Contract between Brian W. Kocher and CBIS 2 | 10

2.	Condition Precedent to Employment | Term of Employment

This employment agreement shall be conditional upon the effectiveness of the grant of the Swiss visa to the Employee and the resignation or termination, as the case may be, of the incumbent President.

The term of employment shall begin on the day of the grant of the Swiss visa to the Employee.

3.	Place of Work

Place of work shall be Rolle. The Employee will be required to travel.

4.	Working Time

The Employee shall dedicate full time, attention and energy to the business of the Group. He shall devote such of his time to the performance of his duties hereunder as shall be necessary. Any overtime work or additional tasks performed by the Employee is fully compensated by the base salary according to Section 5.1.

5.	Compensation

5.1	Salary

The Employee will be paid an annual salary and benefits according to the Compensation Sheet (Appendix 2). The annual base salary will be paid in twelve equal monthly installments by bank transfer at the end of each calendar month.

The base salary according to Appendix 2 shall be equalized by the Company to take into account the payment of taxes incurred by the Employee.

5.2	Salary deductions

The applicable Employee contributions to social insurance schemes (AHV, IV, EO, ALV, BVG and the premiums for accident insurance and daily allowance insurance payable by the Employee in accordance with the respective regulations or individual agreements shall be deducted from the gross compensation payments made to the Employee under Section 5.

Employment Contract between Brian W. Kocher and CBIS 3 | 10

6.	Expenses

(a)	The Employee shall be entitled to reimbursement for all expenses incurred in the ordinary course of the performance of his duties pursuant to the terms and conditions of the Company’s expense reimbursement regulations (as amended from time to time).

(b)	The Employee shall be provided with a company car for business and private use pursuant to Appendix 2.

(c)	The Employee shall be provided with housing allowance pursuant to Appendix 2.

7.	Sickness and Accidents

The Employee is insured under a daily sickness benefits insurance against loss of income resulting in case of sickness, replacing the Company’s respective statutory obligation. The commencement, duration and extent of insurance coverage as well as the benefits are according to the insurance policy. During a waiting period (if any), the Company shall pay 100 % of the salary, but in no event after the expiration of the employment relationship. The premiums for the daily sickness benefits insurance shall be borne by the Company.

The Employee is insured against occupational and non-occupational accidents and against occupational diseases in accordance with the statutory provisions. The premiums for the non-occupational accident insurance shall be borne by the Employer. There is additional accident insurance in place to increase coverage above the maximum salary statutorily insured. The premiums for the additional accident insurance shall be borne equally by the Company.

8.	Vacation

The Employee is entitled to 20 days paid vacation per calendar year. Vacation will be taken at times mutually agreed by the Employee and the Company.

9.	Duty of Loyalty

The Employee shall carefully perform the work assigned to him and shall observe in good faith directives and specific instructions given to him. He acknowledges that his function requires an exacting degree of loyalty to the Company. He is expected to invest his entire work to the benefit of the Company and to refrain

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from any activities which could have an adverse effect on or conflict with the Company’s interests or the Employee’s performance.

10.	Acceptance of Benefits from Third Parties

The Employee shall not accept any payments, gifts, loans or other benefits in connection with his services under this agreement, except for usual complementary gifts at the end of the year or at closing of a project.

11.	Confidentiality Covenant

During the employment and after its termination, the employee may neither communicate to third parties nor make use of any confidential information which he learns of at his work for the Company. Confidential information shall comprise anything, which at the relevant point in time was not already demonstrably known to the public, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships) which is relevant for the Company or for persons who stand in relation or cooperate with the Company.

12.	Intellectual Property Rights

The rights to inventions and designs made or conceived by the Employee individually or jointly while performing his employment activity and in performance of his contractual duties belong to the Company regardless of whether they are legally protected (Art. 332 para. 1 CO). The rights to inventions and designs, made or conceived by the Employee while performing his employment activity, but not during the performance of his contractual duties, shall be disclosed by him to the Company in accordance with Art. 332 para. 2 CO in writing and shall be offered for acquisition against reasonable compensation regardless of whether they are legally protected.

Other rights to any work products and any know-how, which the Employee creates or in which creation he participates while performing his employment activity belong exclusively to the Company. To the extent that work products (e.g., software, reports, documentations) are protected by copyrights, the Employee hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use, including the rights of production and duplication, of publishing, to use, to license or to sell, to distribute over data or online media, to modify and develop further as well to develop new

Employment Contract between Brian W. Kocher and CBIS 5 | 10

products on the basis of the work product of the Employee or on the basis of parts of such work product.

To the extent that the work products comprise software, the Company in particular has the following, freely transferable and otherwise realizable rights on an exclusive basis:

a.	the right to use the software in its own operation and group of companies;

b.	the right to allow third parties to use the software without any restriction or under the condition of a commercial or private purpose, irrespective of whether such use requires copies of the software, occurs in a network operation or is made possible in another technical manner, and also independent of whether usage rights are granted through sales, license, lease or other type of contracts;

c.	the right of first publication, of non-commercial distribution and commercial marketing of the software, regardless of how and on the basis of which distribution concept such marketing takes place;

d.	the right to make copies of the software on any and all data media;

e.	the right to maintain the software;

f.	the right to modify, improve, extend, translate, decompile, disassemble or otherwise process the software;

g.	the right to use the software as a model for new developments or extensions of other works; as well as

h.	the right to grant the rights pursuant to c to g to third parties.

For the purposes of this section, the term software shall mean computer programs of any level and kind, particularly operating and application programs, as well as any and all work results that result or are created as part of the design, development, installation or maintenance of the respective computer program or otherwise in connection with it, irrespective of the data media and form in which they are recorded. The term software also comprises source codes.

The Company is not obligated to exercise its rights set forth in the preceding paragraphs. The Employee waives the right to be named as author or inventor. The Company is entitled to designate itself as the exclusive owner of the patent rights, copyrights and other rights related to the work products.

In the case of the termination of the agreement, the Employee is obligated to unrequestedly return all work products concerning the Company and any other records

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concerning the Company irrespective of their embodiment (including computer files, source codes and documentations) by the termination of the employment. It is forbidden to create copies or duplicates of such work products and records for private or other purposes.

During the employment and after its termination, the Employee may neither communicate to third parties nor make use of any confidential information which he learns of at his work for the Company. Confidential information shall comprise anything, which at the relevant point in time was not already demonstrably known to the public, particularly information about any kind of know-how (e.g., inventions, developments, data collections, procedures and concepts, business relationships) which is relevant for the Company or for persons who stand in relation or cooperate with the Company.

13.	Return of Property

Upon notice of termination of the employment, and in no case later than at the date on which the employment is terminated, the Employee shall return to the Company all property of the Company that is in his possession or control, including without limitation, all computer files and other information containing confidential information, and all mailing lists, reports, files, memoranda, records, computer hardware, software, mobile phones, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his employment with the Company. The Employee further agrees that he will not make, retain or furnish to any other person or entity any copies, duplicates, reproductions or excerpts thereof.

The items mentioned above or products of work may not be copied or duplicated for private or other purposes.

14.	Non-Competition Covenant

The Employee shall, during the employment and for a period of 1 year following its termination, refrain from engaging in any direct or indirect competing activity of the Company within the territory of Europe & Middle East and in the field of the production and distribution of fruit, fresh produce or fruit- or produce-based products, or any company affiliated with any company in which the Company has an equity or similar interest.

In particular, the Employee agrees that he will not:

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directly or indirectly engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of any business whose products or activities compete in whole or in part with the products or activities of the Company or any of its affiliates; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) 5 percent of any class of securities of any publicly traded corporation or other publicly traded entity (but without otherwise participating in the activities of such corporations or entities);

-	be employed by or render services or advise to such a business;

-	directly or indirectly form or acquire such a business;

-	solicit, interfere with or endeavor to entice away from the Company any person who is employed by the Company.

In case of a breach of this undertaking, the Employee shall pay to the Company liquidated damages in an amount equaling the employee’s prior annual salary according to Section 5.1 per case and event. In addition, the Employee shall have to compensate the Company for any further damages and financial losses directly arising out of or relating to such breach. The Company may request the Employee to cease such breach and may seek court orders, including interim orders, prohibiting such breaches.

15.	Pension Fund

The pension fund and the Employee’s contributions thereto are according to the applicable regulations of the Company’s pension fund institution.

16.	Data Protection

The Employee agrees that the Company may forward the Employee’s data for processing to its affiliated companies in Switzerland and abroad.

17.	Termination

Either party may terminate the employment by giving three months written notice at the end of a calendar month.

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After termination of the employment without cause (i.e. no termination pour justes motifs), the Employee shall remain eligible for severance benefits under the CBI Executive Officer Severance Pay Plan as modified from time to time.

18.	Amendments and Waivers

Subject to the following paragraph, this Agreement may only be modified or amended by a document signed by the parties. Any provision contained in this Agreement may only be waived by a document signed by the party waiving such provision.

The Company reserves the right to change or amend the Documents. Unless the Employee objects in writing to such changes within 10 days after having received the changes, the Employee is deemed to have accepted the changes

19.	Entire Agreement

This Agreement, including the Documents and any other documents referred to herein, constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof, and shall supersede all prior oral and written agreements or understandings of the parties relating hereto.

20.	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

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This Agreement has been executed in 2 (two) originals.

For the Company:

/s/ James Thompson
James Thompson

Date:	August 18, 2010

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The Employee:

/s/ Brian W. Kocher
Brian W. Kocher

Date:	August 18, 2010

Appendix 1 to the Employment Contract between Brian W. Kocher and CBIS 1 | 1

Appendix 1: Description of Function

[*]

Appendix 2 to the Employment Contract between Brian W. Kocher and CBIS 1 | 1

Appendix 2: Compensation and Expenses

Component	Amount/ Inclusion	Comments

Base Salary	$420,000

Bonus Target %	70%

Housing Allowance	CHF 177,900	CHF 168,000 for rent and CHF 9,900 for utilities. This is the maximum amount the Company will provide. If actual costs are lower, the allowance will be reduced.

Housing Norm	($27,704)	This is deducted from your pay as your contribution to the cost of housing. It is a hypothetical amount you would spend in the US and does not represent current housing purchase or rental costs in a particular area.

Tax Equalization	Yes

Relocation	Yes	Full relocation

Education	Yes	100% of eligible expenses for primary and secondary school.

Vehicle	Yes	One for employee only

Cross Cultural Training	Yes	You and family

Language Training	Yes	You and spouse

Benefits	Yes	Continued coverage under US programs, ChiquitaFlex, 401(k) and CAP

This Appendix forms an integral part of the employment agreement between Brian W. Kocher and the Company.